UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Maine & Maritimes Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

209 State Street
PO Box 789
Presque Isle, ME
04769-0789

March 19, 2007

Dear Stockholder,

On behalf of the Board of Directors, you are cordially invited to attend the 2007 Annual Meeting of Stockholders of Maine & Maritimes Corporation which will be held at the G. Melvin Hovey Operations Center, Maine Public Service Company, 10 Parkhurst Siding Road, Presque Isle, Maine 04769 on Tuesday, May 8, 2007, at 9:30 a.m., local time. Directions are included on the back cover of this Proxy Statement.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the meeting. The Company’s Annual Report to Stockholders is also enclosed for your information.

It is important that your shares of Common Stock be represented and voted at the Annual Meeting. Accordingly, regardless of whether you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Even if you return a signed proxy card, you may still attend the Annual Meeting and vote your shares in person.

On behalf of the Board of Directors and the Management of Maine & Maritimes Corporation, I extend our appreciation for your continued support.

Sincerely,

Nathan L. Grass
Interim President and Chief Executive Officer

MAINE & MARITIMES CORPORATION
209 STATE STREET, PO BOX 789
PRESQUE ISLE, MAINE  04769-0789

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007

To the Common Stockholders of

   MAINE & MARITIMES CORPORATION

Notice is hereby given that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Maine & Maritimes Corporation (“MAM” or the “Company”) will be held at the G. Melvin Hovey Operations Center, Maine Public Service Company, 10 Parkhurst Siding Road, Presque Isle, Maine 04769, on Tuesday, May 8, 2007, at 9:30 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

1.                To elect three Class II directors to hold office until the Annual Meeting of Stockholders to be held in 2010;

2.                To ratify the selection of Vitale Caturano & Company as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

3.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 19, 2007, will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOP ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY IN WRITING.

By Order of the Board of Directors

Patrick C. Cannon Secretary

This Proxy Statement is dated March 19, 2007, and is first being mailed to stockholders on March 29, 2007

i

WHERE YOU CAN FIND MORE INFORMATION

Maine & Maritimes Corporation (“MAM” or the “Company”) files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any of the materials the Company files at the SEC’s public reference room located at:  Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Information on the operation of the SEC’s public reference room can be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this material from the public reference section of the Securities and Exchange Commission, located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC filings of MAM are also available to the public from commercial document retrieval services, over the Internet at the SEC’s website at http://www.sec.gov and at the MAM website at http://www.maineandmaritimes.com by selecting “SEC Filings” under the “Investor Relations” option located on that website.

MAM’s Common Stock is listed on the American Stock Exchange, and reports, proxy statements and other information concerning MAM can also be inspected at the offices of that securities exchange located at the American Stock Exchange, 86 Trinity Place, New York, NY  10006.

The SEC allows the Company to incorporate by reference previously-filed information into its Proxy Statement. This means that we can disclose important information to you by incorporating information in another document filed separately with the SEC and refer you to that document without having to reproduce the text in its entirety. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about MAM and its finances.

DOCUMENT	PERIOD/DATE
Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	October 11, 2006; October 27, 2006;
November 13, 2006; November 17, 2006;
December 5, 2006; December 19, 2006;
January 31, 2007; February 23, 2007; and
March 1, 2007.

This Proxy Statement is provided in conjunction with the Annual Report for 2006, in a perfect-bound presentation.

If you are a Stockholder, we may have previously sent you some of the documents that are incorporated by reference in this Proxy. We are also incorporating by reference any additional documents, if any, that we may file with the SEC under the Securities Exchange Act of 1934 between the date of this Proxy Statement and the date of the meeting of our stockholders. You can obtain any of the incorporated documents by contacting us or the SEC. Stockholders may obtain any documents incorporated by reference in this Proxy Statement from MAM’s website or by requesting them in writing, or by electronic mail, by sending your request to the following address:

Vice President, Investor Relations, Corporate Compliance, and Treasurer
Maine & Maritimes Corporation
P.O. Box 789
209 State Street
Presque Isle, ME  04769-0789
http://www.maineandmaritimes.com
e-mail:  investors@maineandmaritimes.com
1-207-760-2402 (telephone)
1-207-760-2403 (facsimile)

Upon receipt of your written request, the Company will send the requested documents without charge, excluding exhibits, unless such exhibits are specifically incorporated by reference in this Proxy Statement. If you would like to request documents from us in advance of the Annual Meeting, including any documents we may subsequently file with the SEC prior to the Annual Meeting, the Company must receive your request no later than April 27, 2007, in order for you to obtain timely delivery of them before the Annual Meeting.

MAINE & MARITIMES CORPORATION
209 STATE STREET, PO BOX 789
PRESQUE ISLE, MAINE  04769-0789

ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maine & Maritimes Corporation (“MAM” or the “Company”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) being held on Tuesday, May 8, 2007, at 9:30 a.m., local time, or at any adjournment or postponement thereof. The meeting will be held at the G. Melvin Hovey Operations Center, Maine Public Service Company, 10 Parkhurst Siding Road, Presque Isle, Maine 04769. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders on or about March 29, 2007.

Voting Rights and Outstanding Shares

The Board of Directors has fixed the close of business on March 19, 2007, as the record date for the Annual Meeting or any adjournment or postponement thereof. Only stockholders who were record owners of shares of our Common Stock, at the close of business on the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. As of March 19, 2007, 1,650,849 shares of our Common Stock were issued and outstanding.

The Common Stock is the only class of stock entitled to vote at this meeting and all common stockholders are entitled to one vote for each share held on all matters, except that in the election of directors, each common stockholder upon proper notice is entitled to cumulative voting. For cumulative voting, each common stockholder will be entitled to as many votes as shall equal the number of shares held on the record date multiplied by the number of directors to be elected, and each stockholder may cast all of the stockholders votes for a single director or distribute them among the total number of directors to be elected or among any number of directors as the stockholder may see fit.

In connection with Proposal (1), if any common stockholder gives notice to the Secretary of MAM not less than 48 hours before the time set for the meeting of the stockholder of his or her intention to vote cumulatively, all common stockholders in the same voting group shall be entitled to cumulate their votes on election of directors without giving further notice. Any common stockholder who wishes to vote cumulatively, but who will not be present at the meeting, should give written notice to the Secretary of MAM of such intention before the meeting and should clearly indicate in writing on the accompanying Proxy the director or directors for whom he or she wishes to vote and the number of votes he or she wishes to distribute to each such director. If no written indication is made on the Proxy, the votes will be evenly distributed among all nominees.

Voting Your Proxy

Common stockholders may vote at the meeting either in person or by duly authorized Proxy. The giving of a Proxy by a common stockholder will not affect the common stockholder’s right to vote his or her shares if he or she attends the meeting and wishes to vote in person. All shares represented by effective Proxies on the enclosed form, received by MAM, will be voted at the meeting or any adjournment or postponement thereof, in accordance with the terms of such Proxies.

To vote by Proxy you must complete and return the enclosed proxy card so that your shares can be represented, even if you plan to attend the Annual Meeting. Our Proxy tabulator, Computershare Investor

Services, must receive any Proxy that will not be delivered in person to the Annual Meeting by 9:00 a.m., local time, on May 8, 2007. Properly executed Proxies received prior to the meeting, and not subsequently revoked in the manner described below, will be voted in accordance with the instructions on such Proxies. Where no instructions are given, Proxies will be voted FOR the director nominees, described herein, FOR the ratification of the independent auditors, and with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the Proxy holder.

Revocability of Proxies

You may revoke a Proxy at any time prior to the voting thereof, by giving written notice of such revocation to the Clerk of the Company, by signing and submitting to the Clerk of the Company a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a Proxy.

Quorum; Abstentions; Broker Non-Votes

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. As provided under Maine law:

•       A majority of the shares entitled to vote at the Annual Meeting, present in person or represented by Proxy, will constitute a quorum of the meeting;

•       With respect to Proposal (1), the three director nominees receiving the greatest number of votes will be elected;

•       Abstentions and broker non-votes will be counted in determining a quorum for the meeting; and

•       Shares withheld and broker non-votes will have no effect on the election of directors or any of the other proposals.

Adjournments

We currently expect to take votes and close the polls on all proposals on the scheduled date of the Annual Meeting. However, we may:

•       Keep the polls open to facilitate additional Proxy solicitation with regard to any or all proposals; and/or

•       Allow the inspectors of the election to count and report on the votes that have been cast after the polls have closed.

If any of the above occurs, we could propose one or more adjournments of the Annual Meeting. For any adjournment to be approved, the votes cast in favor of the adjournment must represent a majority of the total number of votes entitled to be cast by the holders of all classes of stock present at the meeting in person or by Proxy, voting together as a single class.

Proxies that we have solicited will be voted in favor of any adjournment that we propose, but will not be considered a direction to vote for any adjournment proposed by anyone else; provided, however, that no Proxy in the form included with this Proxy Statement shall be voted in favor of adjournment or postponement of the votes on Proposals (1) and (2). If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as Proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.

Solicitation of Proxies and Expenses

The accompanying Proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by the Company. Georgeson Shareholder Communications, Inc., may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Georgeson Shareholder Communications $7,000 for its proxy solicitation services and will reimburse Georgeson Shareholder Communications for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, telephone, and electronic communications by directors, officers and other employees of the Company without additional compensation.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of shares of MAM Common Stock by each person or entity known by the Company to have been the beneficial owner of 5% or more of the shares of Common Stock outstanding on that date. Information for GAMCO Investors is provided as of December 31, 2006. Information provided for FMR Corp is based on the most recent Schedule 13G filing by that firm, filed with the SEC on February 14, 2007. Each person or entity has sole voting and investment power over the shares beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned
GAMCO Investors.	113,300	6.92%
One Corporate Center Rye, New York 10580-1422
FMR Corp.	112,800	6.89%
82 Devonshire Street Boston, MA 02110-2003

Security Ownership by Directors and Management

The following table sets forth information with respect to the beneficial ownership of the shares of MAM Common Stock by each of the directors and nominees, by each of the executive officers named in the Summary Compensation Table included in this Proxy Statement and by all directors and executive officers as a group as of March 19, 2007. Unless otherwise noted, each person exercises sole voting and investment power over shares beneficially owned.

Name of Beneficial Owner	Position	Number of Shares (1) (2) (3) Beneficially Owned
Robert E. Anderson (4) (5)	Director	1,756
J. Nicholas Bayne	Former President, Chief Executive Officer and Director	500
Michael W. Caron (5)	Director	979
D. James Daigle (5)	Director	1,256
Richard G. Daigle (4) (5)	Chairperson of the Board and Directors	1,386
David N. Felch (4) (5)	Director	1,021
Deborah L. Gallant (5)	Director	1,256
Nathan L. Grass	Interim President and Chief Executive Officer and Director	1,270
Lance A. Smith (4) (5)	Director	1,097
Brian N. Hamel (5)	Director	500
Michael I. Williams	Senior Vice President, Chief Financial Officer, Interim Chief Operating Officer, and Interim Director	0
Patrick C. Cannon	Vice President, General Counsel and Corporate Secretary	0
Annette N. Arribas	Vice President, Investor Relations, Corporate Compliance and Treasurer	0
Randi J. Arthurs	Vice President and Controller	0
All directors and officers as a group (fourteen persons)		11,021

(1)          The directors and officers as a group own in the aggregate less than 1% of MAM’s outstanding Common Stock.

(2)          All members of the Board of Directors are required to purchase a minimum of 500 shares unless they are precluded from doing so because of insider trading restrictions.

(3)          Board of Director and officer purchases of additional shares are restricted, due to insider trading policies and “blackout” periods.

(4)          Pursuant to the Company’s Deferred Compensation Plan for Outside Directors, Messrs. Anderson, R. Daigle, Felch, and Smith have elected to defer some of their retainer, meeting, and committee chairperson fees into an account which is adjusted by the value of a deemed investment in the Company’s Common Stock. The total number of deferred compensation shares acquired by these directors is as follows: 8,643.49 for Mr. Anderson, 10,645.94 for Mr. R. Daigle, 630.79 for Mr. Felch, and 6,176.13 for Mr. Smith. Such deferred amounts will be paid to these directors or their designated beneficiaries in a lump sum or an equal monthly payment over ten years when these individuals no longer serve on the Company’s Board of Directors. For more detailed information on Deferred Compensation, please refer to the Director Compensation Table on Page 17.

(5)          Independent Director.

None of the persons listed above own beneficially, or directly, any of the securities of MAM’s subsidiaries.

There has been no arrangement in the past year known to the Company, including any pledge by any person of MAM securities, which may result in a change in control of MAM currently or in the future.

The Company is not aware of any material proceedings to which any director, officer or affiliate of MAM, any owner of record or beneficially of more than five percent of the Common Stock of MAM, or any associate of any such director, officer or affiliate of MAM, or security holder, is a party adverse to MAM or any of its subsidiaries or has a material interest adverse to MAM or any of its subsidiaries.

PROPOSAL (1)

ELECTION OF DIRECTORS

MAM’s Articles of Incorporation authorize the Board of Directors or the stockholders to fix the number of directors from time to time, provided that the number of directors may not be less than nine or more than eleven, except in certain extraordinary circumstances set forth in the “Articles of Incorporation.”  In accordance with the Articles, the Board of Directors has fixed the number of directors at eleven. We currently have ten directors, of which three have a term of office that will expire with the upcoming Annual Meeting on May 8, 2007. The three-year terms of Richard G. Daigle and David N. Felch expire in 2007 and these Directors are up for re-election to the Board of Directors. Brian N. Hamel was appointed as a Director on January 30, 2007 to fill the vacancy created by the departure of Mr. J. Nicholas Bayne on August 17, 2006. Mr. Bayne’s term was set to expire in 2007.

The Board is divided into three classes of directorships, with directors in each class serving staggered three-year terms. One class is elected each year for a three-year term. The three nominees are named in the table set forth below. The stockholders are asked to elect Messrs. R. G. Daigle, Felch, and Hamel, all of whom have been duly nominated by the Corporate Governance Committee of the Board of Directors, to serve a term of office until the 2010 Annual Meeting of Stockholders and their respective successors have been elected and qualified. For more information on the director nomination process, including the current selection criteria, see Corporate Governance Page 12.

All of the Board members and nominees are independent under Rule 121 of the American Stock Exchange except for Nathan L. Grass, who has served as Interim President and CEO since August 17, 2006, and Michael I. Williams, who has served as an Interim Board member and Interim Chief Operating Officer since August 17, 2006. See Business and Family Relationships and Transactions on Page 25 for a discussion of transactions which were considered in determining the independence of the directors.

The shares represented by Proxies which are executed and returned without direction will be voted at the meeting for the election of directors of the persons named as nominees in the table set forth below. However, in the event that directors are to be elected by cumulative voting, shares represented by Proxies which are executed and returned without direction will be voted at the meeting in the discretion of the Proxy holders as to the manner in which votes represented thereby will be distributed among such nominees. All of the nominees have indicated their willingness to serve as directors until the expiration of their respective terms and until their successors shall have been duly chosen and qualified.

Should any of the nominees for the office of director become unable to accept a nomination or election, which is not anticipated, it is intended that the persons named in the accompanying form of Proxy will vote for the election of such other person as the Board of Directors may recommend in the place of such nominee. Nominees for director who receive the greatest number of votes by Common Stockholders entitled to vote, even though not a majority of the votes cast, shall be elected. Therefore, abstentions and broker non-votes have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS DESCRIBED ABOVE IN PROPOSAL (1).

NOMINEES AND CURRENT DIRECTORS BY CLASS

		Year First
Name and Business Experience for Last 5 Years	Age	Elected Director
(Nominees whose terms expire in 2010—Class II)
RICHARD G. DAIGLE (for re-election) (1) (2) (4) (5)	59	1994
Daigle Oil Company
Chairman and CEO since before 2001
(retail and wholesale distributor of petroleum products)
Fort Kent, Maine
DAVID N. FELCH (for re-election) (1) (3) (5)	62	2003
Felch & Company, LLC
Certified Public Accountant since before 2001
(certified public accountants)
Caribou, Maine
BRIAN N. HAMEL (for election) (1) (3) (5)	49	2007
Thompson-Hamel, LLC
Equity owner since January 2007, affiliated since 2005
(financial planning, investments, and insurance)
Presque Isle, Maine
Hamel Enterprises, LLC
President/Owner since 2005
(economic development, base closure development, and business consulting)
Presque Isle, Maine
Loring Development Authority
President and CEO, 1994-2005
(redevelopment of the former Loring Air Force Base)
Limestone, Maine
(Directors for terms expiring in 2009—Class I)
ROBERT E. ANDERSON (2) (3) (5)	69	1993
F. A. Peabody Company (insurance)
Chairman of the Board and Chief Financial Officer since before 2001
Houlton, Maine
MICHAEL W. CARON (1) (3) (5)	58	2003
Catholic Charities Maine
Chief Financial Officer since 2002
(social service agency of the Diocese of Portland)
Falmouth, Maine
Mr. Caron was not employed between 2000 and 2002
NATHAN L. GRASS (3) (5)	68	1983
Maine & Maritimes Corporation
Interim President and CEO since August 2006
Presque Isle, Maine
Grassland Equipment, Inc
President since before 2001,
(holding company for personal investments)
Presque Isle, Maine

		Year First
Name and Business Experience for Last 5 Years	Age	Elected Director
(Directors for terms expiring in 2008—Class III)
D. JAMES DAIGLE (2) (4) (5)	71	1973
D & D Management Co.
President since before 2001
(real estate investment and management company,
which is currently inactive)
Orlando, Florida
DEBORAH L. GALLANT (2) (4) (5)	54	1994
D. Gallant Management Associates
President & CEO since before 2001
(management consultants)
Portland, Maine
LANCE A. SMITH (1) (4) (5)	55	2002
Smith Farms, Inc.
President and Co-owner since before 2001
(agricultural farm; broccoli is currently its principal crop)
Presque Isle, Maine
MICHAEL I. WILLIAMS (5) (6)	39	2006
Maine & Maritimes Corporation and
Maine Public Service Company
Interim Director and Interim COO since August 2006
Presque Isle, Maine
Maine & Maritimes Corporation and
Maine Public Service Company
Various positions since May 2004 including:
SVP, VP, CFO, Treasurer,
CAO and Controller
Presque Isle, Maine
Bangor Hydro-Electric Company
Various positions since 2001 including:
Manager of Business Services and Senior Financial Associate
Bangor, Maine

(1)          Member of the Audit Committee.

(2)          Member of the Performance and Compensation Committee.

(3)          Member of the Pension and Benefits Committee.

(4)          Member of the Corporate Governance Committee.

(5)          Member of the Strategic Planning Committee.

(6)          Interim Director until a new President and CEO is selected

Directors and Committee Meetings

Meetings and Attendance

The Directors of Maine & Maritimes Corporation held a total of ten Board meetings during 2006, one of which was a two-day executive meeting. At the March 1, 2006, meeting, Mr. G. Melvin Hovey announced his retirement. On August 17, 2006, J. Nicholas Bayne resigned as President and CEO and from the Board of Directors Maine & Maritimes Corporation and Maine Public Service Company. At that time, Mr. Nathan L. Grass, an independent Director, was named Interim President and CEO, and Mr. Michael I. Williams was named Interim Chief Operating Officer and Interim Director.

During 2006, all Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and Committees on which they serve. Actual overall attendance was 99%. The independent members of MAM’s Board of Directors met in May and August in Executive Session without members of Management to discuss various business-related issues. Business discussed by the independent directors in Executive Sessions was communicated, as appropriate, to the Chief Executive Officer and/or General Counsel for their information and/or implementation. On October 13, 2006, Directors attended compliance training and discussed the Directors’ Code of Conduct, Whistleblower’s Policy and Procedures, insider trading, and fair disclosure regulations. The training session was conducted by the Corporate Compliance officer.

It is the Company’s policy that Board members attend all Annual Stockholder Meetings. All Directors were present and attended the 2006 Stockholder Meeting.

Committees

The Maine & Maritimes Corporation Board of Directors has five standing committees.

•       Audit Committee;

•       Strategic Planning Committee;

•       Pension and Benefits Committee;

•       Corporate Governance Committee, which also serves as the nominating committee; and

•       Performance and Compensation Committee

Audit Committee

The members of the Audit Committee are: David N. Felch, the chairperson, Michael W. Caron, Richard G. Daigle, Lance A. Smith, and Brian N. Hamel. Mr. Hamel became a member of the Committee on February 16, 2007.  All members of the Audit Committee are independent in accordance with Rule 121 of the American Stock Exchange. The Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78c(a)(58)(A)). During 2006, the Audit Committee held four meetings. The Audit Committee recommends to the Board of Directors the engagement of Maine & Maritimes Corporation’s independent auditors; provides independent oversight with respect to approval of non-audit services, financial reporting and internal controls, and the independent auditors; determines whether the independent auditors are independent; and makes recommendations on audit matters and internal controls to the Board of Directors. The Audit Committee Charter, which is attached as Appendix A, is also available on the Company’s website at www.maineandmaritimes.com.

Strategic Planning Committee

The members of the Strategic Planning Committee are Richard G. Daigle, the chairperson, Robert E. Anderson, Michael W. Caron, D. James Daigle, David N. Felch, Deborah L. Gallant, Nathan L. Grass, Brian N. Hamel, Lance A. Smith, and Michael I. Williams. During 2006, the Strategic Planning Committee held one three-day planning retreat and eight regular meetings. On March 1, 2006, Mr. G. Melvin Hovey resigned from the Committee. On August 17, 2006, J. Nicholas Bayne resigned from the Committee. Beginning with the September 14, 2006, meeting, Mr. Michael I. Williams became a member of the Committee; and, on February 16, 2007, Mr. Brian N. Hamel became a member of the Committee. The Strategic Planning Committee considers all matters of strategic importance including, without limitation, matters related to the Company’s strategy, merger and acquisition activities, budgets, operations, customer relations, system security and reliability, and other significant regulatory, transactional, business or political matters of strategic significance. The Committee typically meets the day before the MAM Board of Director meetings and, as a Committee of the whole Board, it serves as a detailed work session for issues regarding, but not necessarily limited to, strategic planning, operational issues, regulatory affairs, and capital structure objectives to come before the Board.

Pension and Benefits Committee

The members of the Pension and Benefits Committee are Robert E. Anderson, the chairperson, Michael W. Caron, David N. Felch, Nathan L. Grass and Brian N. Hamel. Mr. Hamel became a member of the Committee on February 16, 2007. During 2006, the Pension and Benefits Committee held five meetings. The Pension and Benefits Committee reviews the management of the Company’s pension fund by the pension fund trustee and makes recommendations with respect to the management of such fund to the Board and Management as it deems necessary. The Pension and Benefits Committee also makes recommendations in connection with the Company’s 401(k) Plan. In addition, the Committee is responsible for oversight of employee health care and insurance-related benefits and closely coordinates with the Performance and Compensation Committee to ensure equitable total compensation structures throughout the Company.

Corporate Governance Committee

The members of the Corporate Governance Committee are Deborah L. Gallant, the chairperson, D. James Daigle, Richard G. Daigle and Lance A. Smith. All members of the Corporate Governance Committee are independent in accordance with Rule 121 of the American Stock Exchange. The Corporate Governance Committee held six meetings during 2006, one of which was a telephonic meeting and one of which was held in executive session. The Committee, which also acts as a Nominating Committee, held two meetings to discuss performance evaluations and the qualifications of nominees to stand for election to the office of Class II Directors, serving three-year terms expiring 2010. The Committee considers matters related to corporate governance and formulates and periodically revises principles for Board governance, recommends to the Board of Directors the size and composition of the Board of Directors within the limits set forth in the Articles of Incorporation and By-laws and recommends potential successors for the position of Chairperson of the Board. This Committee also considers nominees, who are either submitted by Stockholders or otherwise, for the Board of Directors and makes recommendations to the Board who may, in turn nominate the candidates for election by the Stockholders. The Corporate Governance Committee Charter, which is attached as Appendix B, is also available on the Company’s website at www.maineandmaritimes.com.

The Process of Identifying and Evaluating Candidates for Directors

The Board is responsible for recommending director candidates, either director and/or shareholder nominated, for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Corporate Governance Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board. The Corporate Governance Committee evaluates nominations for Board members (both shareholder nominated and Board nominated) solely on the basis of qualifications and does not nominate a sitting Board member unless such person is determined to be the most qualified candidate. The Corporate Governance Committee recognizes that required qualifications for Board members may change as business strategies and conditions change. Consequently, the Corporate Governance Committee closely evaluates each year’s slate of nominations based on merit and skills needs versus the incumbency of Board membership. Shareholder nominated candidates will be reviewed and nominated in the same manner as Board nominated candidates.

Each nominee approved by the Committee for election in 2007 was recommended by a non-management director or group of directors.

Qualifications of Directors

Under a policy formulated by our Corporate Governance Committee, the Company generally requires that all candidates for directors possess the following qualifications:

•        The highest level of personal and professional ethics, integrity and values;

•        A proven personal record of success;

•        An inquiring and independent mind;

•        Practical wisdom and mature judgment;

•        Broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•        Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•        Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•        Commitment to serve on the Board for several years to develop knowledge about the Company’s business;

•        Willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•        Involvement only in activities or interests that do not conflict with the director’s responsibilities to the Company and its stockholders.

The Company also requires that a majority of directors be independent. For a detailed description of the qualifications required of candidates for director, as well as any specific qualities or skills the Company believes should be possessed by one or more directors, see the Company’s website at www.maineandmaritimes.com.

Security Holder Recommendation of Candidates for Election as Directors

The Corporate Governance Committee will consider recommendations for director nominations submitted by shareholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on the

Company’s website at www.maineandmaritimes.com. The Corporate Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as outlined above and set forth on the Company’s website at www.maineandmaritimes.com, including that directors represent the interests of all shareholders. The Corporate Governance Committee evaluates nominations submitted by shareholders using the same criteria as other candidates; the only difference in the manner of evaluation is that shareholder nominations can be made at times when the Committee is not actively evaluating other candidates.

Procedures for Security Holders Submission of Nominating Recommendations

A shareholder wishing to recommend to the Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee in care of the Company’s Corporate Secretary at P.O. Box 789, Presque Isle, ME 04769-0789. Submissions recommending candidates for election at the annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. Nominations received from Stockholders after November 30, 2007, are not required to be considered at the 2008 Annual Meeting. In the event that the date of the next annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of the Company’s next annual Proxy Statement. Each nominating recommendation must be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

Performance and Compensation Committee

The members of the Performance and Compensation Committee are Deborah L. Gallant, the chairperson, Robert E. Anderson, D. James Daigle, and Richard G. Daigle. All the members of the Performance and Compensation Committee are independent in accordance with Rule 121 of the American Stock Exchange. The Performance and Compensation Committee held eight meetings during 2006. Beginning with the September 15, 2006, meeting, Ms. Gallant replaced Mr. Nathan L. Grass as chairperson, who left the Committee to become Interim President and CEO of Maine & Maritimes Corporation. Mr. Richard G. Daigle became a member of the Performance and Compensation Committee on September 15, 2006, replacing Mr. Grass. The Performance and Compensation Committee sets financial and operating performance standards for consideration and approval by the Board of Directors, including performance benchmarks associated with executive incentive compensation. The Committee develops salary and other compensation recommendations for the position of Chief Executive Officer of Maine & Maritimes Corporation. These recommendations are developed in Executive Session without the presence of the President and CEO and are based on performance reviews undertaken by the Committee. The Committee is responsible for independently recommending salaries and compensation for all other MAM and subsidiary executive officers, as well as setting overall enterprise-wide compensation philosophies, utilizing input from the President and CEO. The Committee’s independent recommendations are made to the Board of Directors for consideration and action in Board of Directors meetings without the President and CEO or any executive officer.

As a part of the Committee’s annual responsibilities, they develop succession plans for the position of the President and CEO and work with the President and CEO to develop succession plans for all key executive officer positions. In addition, the Committee researches and develops recommendations to the Board of Directors concerning compensation for outside directors. The Performance and Compensation Committee Charter, which is attached as Appendix C, is also available on the Company’s website at www.maineandmaritimes.com.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with Management the Company’s 2006 audited financial statements. It has discussed with the firm of Vitale, Caturano & Company (“VCC”) the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, and has received from VCC the written disclosure and letter required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with VCC the firm’s status as an independent auditor. Based on this review and these discussions, the Audit Committee has recommended to the Company’s entire Board of Directors that the Company’s financial statements, audited by VCC, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Representatives from the Company’s independent auditor will be present at the Annual Meeting for statements or questions.

All four members of the Audit Committee are independent as defined under Section 121(A) of the AMEX’s listing standards. At least one member of the Audit Committee has the required experience in finance and accounting, as required under Section 121(B) (b) of the AMEX listing standards. On September 5, 2003, Michael W. Caron was designated by the Company’s Board of Directors as the Audit Committee’s “financial expert” as that term has been defined by the SEC under the Act. In accordance with its charter, the Audit Committee has performed its annual self-evaluation and charter review.

David N. Felch, Chairperson
Michael W. Caron, Financial Expert
Richard G. Daigle
Brian N. Hamal
Lance A. Smith
Members, Audit Committee

AUDIT FEES

The aggregate fees billed for services rendered by VCC for the audit of the annual financial statements of the Company for fiscal years 2005 and 2006 and reviews of the financial statements in the Company’s Form 10-Q for those fiscal years were $196,000 and $230,500, respectively.

NON-AUDIT FEES

Audit-Related Fees

For fiscal years 2005 and 2006, the aggregate fees billed for services rendered on assurance and related services, which are reasonably related to the performance of the audit or review of the financial statements of the Company and its predecessor, were $96,918 and $46,488, respectively, broken down as follows:

	2005	2006
Audits of the Company’s pension plan & nonunion retirement savings plan (401(k))	$35,244	$30,000
Other services regarding tax-exempt bond filings	3,500	0
Other audit related services	58,174	16,488
Total	$96,918	$46,488

Tax Fees

For fiscal years 2005 and 2006, the aggregate fees billed for services rendered by VCC for professional services for tax compliance, tax advice and tax planning for the Company and its predecessor were $72,625 and $58,400, respectively, broken down as follows:

	2005	2006
Tax services for review of corporate tax return and earnings and profits	$50,500	$30,000
Other tax consulting services	22,125	28,400
Total	$72,625	$58,400

All Other Fees

There were no Other Fees other than the Audit-Related and Tax Fees reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Vitale Caturano & Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. A request for pre-approval must be specific as to the particular services to be provided and may be submitted to the Audit Committee in one of the following ways:

1.     Request for approval of services at a meeting of the Audit Committee; or

2.     Request for approval of services by a designated member of the Audit Committee.

None of the fees reported under the headings Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X that permits the Audit Committee to waive its pre-approval requirement under certain circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the MAM Performance and Compensation Committee during the fiscal year 2006 were Messrs. Nathan L. Grass, Robert E. Anderson, Richard G. Daigle, D. James Daigle and Ms. Deborah L. Gallant, none of whom are now, or have ever been, employees or officers of the Company with the exception of Mr. Grass. In August 2006, coinciding with the departure of the President and CEO, Performance and Compensation Committee Chairperson Nathan L. Grass was appointed Interim President and CEO. As a result, Mr. Grass withdrew from the Performance and Compensation Committee. Ms. Deborah L. Gallant was appointed Chairperson of the Committee and Mr. Richard G. Daigle was appointed a member of the Committee. None of the Company’s executive officers served as directors of any other entity under conditions requiring disclosure in this Proxy Statement. See Business and Family Relationships and Transactions with Directors and Executive Officers on Page 25.

DIRECTORS’ COMPENSATION

Effective June 1, 2005, the Maine & Maritimes Corporation Board of Directors adopted the following directors’ fee structure based on the need to attract and retain qualified directors, additional scrutiny by courts of independent directors, increased responsibility, workload and risk caused by the Sarbanes-Oxley Act. The Board also agreed to hold monthly Strategic Planning and Regular Board of Directors meetings, and a minimum of four Committee meetings per year, once each quarter, with flexibility to hold special Committee meetings and teleconference meetings, as required. Corporate policy is to maintain Directors’ compensation in line with peer companies of similar size.

The fees are as follows:

Effective Since June 1, 2005 (Dollars)
Annual Retainer—Chairperson	25,000
Annual Retainer—Vice Chairperson	20,000
Annual Retainer—Other	15,000
Audit Committee Chairperson—Annual	1,500
Committee Chairs—Annual	1,000
Board Meeting Attendance—Per Meeting	800
Committee Meetings—Per Meeting	800
Committee Meetings— (Same Day as Board Meeting)—Per Meeting	800
Telephonic Meetings—Per Meeting	300
Stock Grant—Annual	3,000

A Deferred Compensation Plan for Outside Directors has been in place since 2000. Under the Plan, participants may defer up to 100% of their retainer, meeting, and committee chairperson fees. The Company establishes an account for the deferred director fees and adjusts the account balance for fees deferred by the value of a deemed investment on five-year U.S. Treasury Notes or the Company’s Stock. Such deferred amounts will be paid to the director or to a designated beneficiary in a lump sum or an equal monthly payment over ten years when the director ceases to serve on the Company’s Board of Directors.

At the November 7, 2003 Maine & Maritimes Corporation Regular Board meeting, directors approved a resolution to establish a “rabbi trust” under the MPS Deferred Compensation Plan for Outside Directors and the MPS Prior Service Executive Retirement Plan (the “Plans”), through which the Company may, from time to time, fund its obligations through the Plans, and shall, in the event of a change of control of the Company, immediately fund such obligations in full.

Director Compensation

Name	Fees Earned or Paid in Cash $ (1)(2)	Stock Awards ($)	All Other Compensation ($) (3)	Total ($) (4)
Robert E. Anderson	$41,233.10	$2,966.60	$0	$44,199.70
Michael W. Caron	$37,233.10	$2,966.60	$2,867.18	$43,066.88
D. James Daigle	$40,133.10	$2,966.60	$2,258.43	$45,358.13
Richard G. Daigle	$51,133.10	$2,966.60	$0	$54099.70
David N. Felch	$39,233.10	$2,966.60	$475.00	$42,674.70
Deborah L. Gallant	$42,183.10	$2,966.60	$5,048.22	$50,197.92
Nathan L. Grass	$85,883.10	$2,966.60	$689.47	$89,539.17
G. Melvin Hovey	$7,762.72	$1,480.80	$0	$9,243.52
Lance A. Smith	$37,233.10	$2,966.60	$1,820.20	$42,019.90

(1)          All independent directors are paid a retainer and quarterly fees in accordance with the Company’s director compensation policy. Mr. Nathan L. Grass was paid an additional monthly fee of $10,000, beginning September 1, 2006, while serving as Interim President and Chief Executive Officer, totaling $40,000. Compensation in this column is also included in the Summary Compensation Table. Mr. Michael I. Williams, Interim Director, is a management non-independent director, is not listed above, and receives no director compensation.

(2)          The following directors deferred 2006 cash compensation into their deferred share account under the Deferred Compensation Plan for Outside Directors.

Name	2006 Cash Deferred	Shares
Robert E. Anderson	41,200.00	2,621.22
Richard G. Daigle	51,100.00	3,251.45
David N. Felch	3,920.00	249.77
Lance A. Smith	37,200.00	2,367.78

(3)          There are no perquisites to report. Reimbursement for meals, travel and lodging expenses, in addition to on-line access to director’s resources, are noted in this column.

(4)          Directors do not participate in a MAM pension plan.

EXECUTIVE COMPENSATION

The following disclosure sets forth the total compensation paid by the Company in 2006 to individuals serving as the Company’s Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers (the “Named Executive Officers”).

Compensation Discussion and Analysis

Maine & Maritimes Corporation is committed to recruiting and retaining top-tier talent in order to ensure long-term shareholder value. The Performance and Compensation Committee endorses compensation and benefit programs in line with market benchmarks that provide competitive and performance based incentives. The Committee encourages the use of industry best practices when appropriate to our business strategy to ensure compensation programs are reasonable, internally appropriate, and not excessive.

The objective of the compensation program is to allow the organization to effectively attract, retain, and compensate individuals based on performance and overall market conditions.

Compensation programs are designed to be competitive in geographic markets, reward performance versus cost of living compensation, and retain talent to improve shareholder value.

The elements of the Company’s compensation program are base salary, equity stock options, incentives or bonuses, employment-related agreements, and welfare and pension benefits. The Company does not compensate the President and CEO or Executive Officers through the use of perquisites. Paying or providing a mix of these elements allows the flexibility and resources needed to attract and retain top-tier employees as well as compete in the labor markets for those resources.

Base salary:   The President and CEO compensation is based on an evaluation of the market value of the position, compensation packages of similar holding companies, as well as the individual’s qualifications, experience, and proven performance. The President and CEO compensation is also compared to other officers of the Company to ensure internal pay equity within the Management team. The Committee independently develops a recommendation of the President and CEO’s base salary to the Board of Directors. No increase in the President and CEO base salary was recommended in 2006.

In August, 2006 the President and CEO resigned from the Company. After reviewing and discussing the President and CEO’s compensation agreement, the Committee approved and recommended to the

Board of Directors a severance package that included compensation of $225,002 paid in four payments, the last of which is due in July 2007; 12 months of health care and life insurance coverage; accrued earned vacation, and $9,000 for relocation or attorney fees. The Committtee believes the package was reasonable for the level of the position.

The President and CEO recommends to the Performance and Compensation Committee the base salary for all other executive officers for consideration and potential recommendation to the Board of Directors. Recommendations are based on the market salary range for the position, the experience and qualifications of the executive, the performance of the executive, and external market pressures. The Committee approved and recommended to the full Board base salary increases for the three Named Executive Officers based on individual performance, increased responsibility, and skill sets needed to operate the Company.

Equity Stock Option Program:   As a part of the President and CEO’s initial recruitment offer, a total of 52,500 stock options were granted to Mr. Bayne to be distributed equally over 10 years. Mr. Bayne was to receive 5,250 stock options every year for ten years, at the most recent closing fair market value on June 1 of the grant year. The initial grant was made on June 1, 2002, with each year’s grant requiring a three-year vesting period before becoming exercisable. Additionally, in the event of a change-of-control of the Company, only those stock options that have been granted will be vested. The Company expenses the value of granted options.

In 2006, 5,250 stock options were granted to the President and CEO. A total of 26,250 stock options have been granted to Mr. Bayne since 2002. Upon Mr. Bayne’s resignation on August 17, 2006, 10,500 stock options were vested, allowing Mr. Bayne to exercise those options within three-months of his separation from the Company for the qualified options, and within the ten-year term from the grant date for the non-qualified shares. Of the 10,500 vested options, 6,568 options expired November 17, 2006, and the remaining 3,932 vested non-qualified options can be exercised until they expire on the tenth anniversary of their respective grant dates. The 1,966 non-qualified 2002 options expire on May 31, 2012, with the remaining 1,966 non-qualified 2003 options expiring on May 31, 2013. No other executive officers have been granted stock options. The President and CEO and each member of the Board of Directors are required to own at least 500 shares in Maine & Maritimes Corporation. Stock options do not count toward this minimum. Such shares must be purchased by the President and CEO or other directors from their personal funds.

Incentives or Bonuses:   Based on individual performance assessments of each respective officer by the President and CEO, recommendations are made to the Performance and Compensation Committee for bonus payments. The amounts are determined based on individual performance, impact on the strategy of the Company, and financial resources. During 2006, one bonus was paid to a Named Executive Officer. Additionally, individual performance bonuses may be provided to employees based on performance, skill sets and availability in the market. Bonuses based on individual performance were paid to various unregulated employees in the US and Canada. The Company’s regulated electric utility has an updated performance-based incentive plan for 2007 and a similar plan has been drafted for the Company’s unregulated entities. However, it was determined by the Board of Directors that those plans should not be implemented until the financial performance of the Company improves. The Company does not currently offer a long-term incentive program.

Employment Related Agreements.   The Company has entered into change-of-control agreements with several executives. The agreements encourage continued employment without the threat of losing their position due to a merger or acquisition. Details of these agreements, including triggering events are outlined in the Annual Report. Additionally, individual employee retention bonus agreements have been provided for certain employees in positions determined as critical to continued operation of the Company in connection with acquisitions to ensure retention of key talent or as part of the recruiting process to attract and retain qualified candidates. The employment related agreements require the individual to remain with the Company for a definitive time period to receive all or a pro-rated share of the payment. During 2006, one retention bonus was paid to a Named Executive Officer. With Mr. Williams’ appointment as Interim COO, the Company agreed to pay a retention payment of $25,000 on November 1, 2007.

Welfare and Pension Benefit Programs:   The Company provides competitive welfare and pension benefit programs including medical coverage, life insurance, accidental disability insurance, long- and short-term disability insurance and other standard fringe benefits. Due to increasing healthcare costs, major changes in the medical plan design were required and became effective in January 2006, increasing employees’ cost sharing in the program.

The Company sponsors a defined contribution plan (401k) for most employees that allows voluntary contributions by the employee and contributions by the Company. The Company also sponsors a non-contributory defined benefit pension plan for Maine Public Service and certain MAM employees. Due to escalating cash contributions, expenses, and uncertain market investment risk, future service and salary accruals were frozen for both union and non-union employees effective December 31, 2006. To offset the loss of retirement benefits, a fixed percent of annual compensation based on years of service is made to each eligible participant’s 401(k) plan, making some, but not all, employees whole. Both plans are IRS/ERISA compliant.

The amount of any individual award is based on the total compensation program and the mix of compensation elements. For example, a more generous pension benefit plan may offset the employees who are not at the normal point in the market salary range and vice versa, or due to the scarcity of skill sets in a particular discipline, a retention agreement may be required. Each scenario requires an objective review considering all the elements, best practices, corporate performance, and the impact on shareholder value. To complete this review, the Committee considers market-based salaries, internal equity, external market comparisons of benefit programs, and performance measures of the organization.

The level of President and CEO and executive compensation is believed to be reasonable, based on the current position of the Company, and is cognizant of the interests of shareholders and other constituencies. The compensation programs appropriately align compensation with corporate performance expectations, individual performance, and internal and external equity allowing the Company to attract and retain the resources and skill sets needed in a dynamic business market and constrained labor market. The Company has a succession plan for the position of President and CEO and other key executive positions within the Company that is evaluated for necessary changes on an annual basis. Consideration of compensation is a part of that process to allow for retention or recruitment of top-tier talent. Compensation programs are considered fair, both internally and externally, and have appropriate market-based benchmarks to ensure reasonableness.

The Company continually balances best practice considerations of performance-based compensation with the reality that we must compensate at or above market to be competitive in the northeastern United States and Atlantic Canada in order to retain or attract the talent necessary to achieve the long-term performance objectives for the shareholders. The changes to the healthcare and pension plans in 2006 are reflective of the talented employees we currently have, their acceptance of change, and commitment to the success of the Company.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid by the Company and its subsidiaries in 2006 to the Company’s Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers listed below (the “Named Executive Officers”).

Name & Principal Position	Year	Salary ($)		Bonus ($)	Option Awards		Change in Present Value of Defined Benefit Pension Plan (5)	Change in Present Value of Retiree Medical Plan (5)	All Other Compensation ($) (6)		Total
J. NICHOLAS BAYNE	2006	166,153		0	37,739	(1)	0	0	254,339	(2)	458,231
Former President, Chief Executive Officer
NATHAN L. GRASS	2006	85,883	(3)	0	0		0	0	0		85,883
Interim President and CEO
MICHAEL I. WILLIAMS	2006	128,462		0	0		3,377	372	463		132,674
Interim Chief Operating Officer
Sr. VP, Chief Financial Officer,
and Asst. Secretary
PATRICK C. CANNON	2006	150,010		10,000	0		3,635	556	27,134	(4)	191,335
Vice President, General Counsel, Secretary and
Clerk
ANNETTE N. ARRIBAS	2006	118,462		0	0		10,632	2,799	2,625		134,518
Vice President, Investor
Relations, Corporate Compliance, and Treasurer
RANDI J. ARTHURS	2006	85,769		25,000	0		671	1,715	2,524		115,679
Vice President and Controller

(1)             The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for the grants:  21.63% expected volatility, 5.05% risk-free rate of return, 0.00% dividend yield, and exercise at the end of ten (10) years from date of grant. The fair value of the options shared granted in 2006 became zero ($0.00) upon Mr. Bayne’s employment separation in 2006.

(2)             In August 2006, Mr. Bayne entered into a Resignation and Severance Agreement with the Company. Compensation in this column for Mr. Bayne includes severance of $225,002, of which $50,000 was paid in 2006 and the remainder will be paid in 2007, and payment of COBRA health insurance premiums for Mr. Bayne and his family for twelve months in the amount of $15,782 unless Mr. Bayne has earlier become employed by a new employer who provides family health insurance coverage with benefits at least equal to those provided by the Company, $875,000 Life Insurance Policy and miscellaneous costs totaling $9,000.

(3)             In August 2006, coinciding with the departure of Mr. Bayne as President and CEO, Nathan L. Grass was appointed Interim President and CEO. In addition to his director fees, Mr. Grass received an additional monthly fee of $10,000, beginning September 1, 2006, while serving as Interim President and Chief Executive Officer, totaling $40,000. Compensation in this column is also included in the Directors Compensation Table.

(4)             As a part of the General Counsel initial recruitment offer, the Company agreed to pay a retention bonus of $25,000 per year payable December 1, 2007.

(5)             The Change in Present Value for the Defined Benefit Pension and retiree medical was completed by an independent actuary at Diversified Investment Advisors assuming plan eligibility at retirement age 65, a discount rate of 5.875%, and the appropriate mortality factor from the 1983 Group Annuity Mortality Table for males and females as described in IRS Revenue Ruling 95-28.

(6)             Unless otherwise footnoted “All Other Compensation” includes 401(k) employee matching contribution and value of group term life.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award to a Named Executive Officer in 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)
J. Nicholas Bayne	06/01/06	5,250	15.41

Stock Option Plan

With the approval by the Company’s stockholders at the 2002 Annual Meeting, the Company adopted the 2002 Stock Option Plan. The 2002 plan provides employees of the Company and its subsidiaries with stock ownership opportunities and additional incentives to contribute to the success of the Company and to attract, reward, and retain employees of outstanding ability. The plan is administered by the members of the Performance and Compensation Committee of the Board, who are not employees of the Company or any subsidiaries. The Company may grant options to its employees for up to 150,000 shares of Common Stock, provided the maximum aggregate number of shares which may be issued under the plan pursuant to incentive stock options shall be 120,000 shares. The exercise price for shares to be issued under any stock option shall not be less than one hundred percent (100%) of the fair market value of such shares on the date the option is granted. An option’s maximum term is ten (10) years. The Board granted options to J. Nicholas Bayne for an aggregate of 52,500 shares as part of his employment arrangement. Mr. Bayne was to receive 5,250 shares per year for ten years with a three-year vesting period. At the time of his departure on August 17, 2006, a total of 26,250 options had been granted to J. Nicholas Bayne, with 5,250 options granted in 2006, 2005, 2004, 2003, and 2002. Of the 26,250 options granted 22,318 were not vested or had expired as of year end, 2006. The Company expenses all options in equal monthly increments over the three-year vesting term.

Outstanding Equity Awards

The following table provides information concerning unexercised options as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Options Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
J. Nicholas Bayne	1966	30.45	5/31/12
J. Nicholas Bayne	1966	30.10	5/31/13

Pension Benefits

The following pension plan table contains information for plans that provide for payment in connection with retirement showing the present value of the Named Executive Officer’s accumulated benefit under the defined benefit pension plan as of December 31, 2006:

PENSION BENEFITS

Name	Plan Name	Number Of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Nicholas Bayne	Maine Public Service Company	3.33	$0.00	$0.00
Michael I. Williams	Maine Public Service Company	13.92	$8,056	$0.00
Patrick C. Cannon	Maine Public Service Company	1.00	$3,919	$0.00
Annette N. Arribas	Maine Public Service Company	8.83	$30,891	$0.00
Randi J. Arthurs	Maine Public Service Company	1.67	$1,074	$0.00

The compensation covered by the pension plan consists of the participant’s highest average annual three consecutive years’ base salary. Credited service is based on benefit years of service as defined in the Pension Plan which is one year less than actual years of service. Any period of continuous service with a public utility company immediately preceding employment with the Company will be counted toward Years of Benefit Service under the Company’s Pension Plan. Mr. Williams was given credit for his years of benefit service with Bangor Hydro-Electric Company (“Bangor Hydro”). Benefits earned under the Maine Public Service Company Pension Plan will be reduced by vested benefits earned at Bangor Hydro.

Mr. Grass is ineligible for the pension plan. Employees of Maricor Technologies, Inc., The Maricor Group and its subsidiaries, and employees hired on or after January 1, 2006, were not eligible to participate in the defined benefit pension plan. Future salary and service accruals for all participants were frozen effective December 31, 2006. Directors who are not employees of the Company are not eligible to participate in the Company’s retirement plan.

The actuarial assumptions for the present value are based on retiring at normal retirement age 65 as defined under the plan documents and uses the same assumptions used in financial reporting under GAAP, including a discount rate of 5.875% and the appropriate mortality factor from the 1983 Group Annuity Mortality Table for males and females as described in IRS Revenue Ruling 95-28.

Potential Payments Upon Termination or Change of Control

The Company had in effect an employment continuity agreement with Mr. Bayne. On August 17, 2006, the Company and Mr. Bayne entered into a Resignation and Severance Agreement which superseded the employment continuity agreement.

Employee Retention Agreements (change-of-control) are in effect for Mr. Williams, Mr. Cannon, Ms. Arribas, and Ms. Arthurs. The term of these agreements for Mr. Williams, Mr. Cannon, and Ms. Arribas extends through December 14, 2007. The term of the agreement for Ms. Arthurs extends through May 18, 2009. Similar agreements are in effect for five other officers of the Company and its subsidiaries.

Details of these agreements including the definition of a change in control, triggering events and good reason for termination of employment by the executive, are contained in the Annual Report.

If a change of control occurs, and within one year following a change of control the acquiring company terminates the executive’s employment for any reason other than cause, or the executive terminates his or her employment for good reason, the acquiring company shall provide the executive with the following:

(a)          a lump sum cash payment within thirty days after the termination date equal to the sum of two times the executive’s annual base salary in effect upon the change in control or the date of the termination notice, whichever is higher;

(b)         two times the bonus award the executive would have received for the year in which termination occurs pursuant to the Company’s Incentive Compensation Plan, assuming that employment had not terminated and that all applicable performance goals will be met. If any portion of the award depends on goals that cannot be determined until the close of the plan year, then payment of that amount shall be made within thirty days after the goal has been determined.

(c)          The continuation of the executive’s participation and of his/her dependents (to the extent they were participating on the date of termination notice) in the Company’s health, life, disability and other employee benefit plans, programs and arrangements (excluding the Pension Plan and Retirement Savings Plan) for a period of twenty-four (24) months after such termination as if he/she were still employed during this period.

No benefits are payable upon the executive’s death prior to the involuntary termination of his/her employment with the Company for cause or otherwise or the voluntary termination by the executive of the executive’s employment with the Company for good reason. As a condition of payment, the executive agrees to execute any release or waiver as deemed necessary by the Company’s legal counsel.

The following table discloses the potential payments which would be owed to the Named Executive Officers if a triggering event occurred on December 31, 2006.

			Health Insurance		Life Insurance		LTD Insurance
Name	Annual Wage on 12/31/2006	Change in Control Payment	COBRA Premium 1/1/2007	Change in Control Cost	Annual Premium	Change in Control Cost	Annual Premium	Change in Control Cost	Total
Michael I. Williams	160,000.00	320,000.00	16,450.07	32,900.14	570.24	1,140.48	648.00	1,296.00	355,336.62
Patrick C. Cannon	150,000.00	300,000.00	16,450.07	32,900.14	534.60	1,069.20	607.56	1,215.12	335,184.46
Annette A. Arribas	130,000.00	260,000.00	16,450.07	32,900.14	308.88	617.76	526.56	1,053.12	294,571.02
Randi J. Arthurs	95,000.00	190,000.00	16,450.07	32,900.14	339.72	679.44	303.72	607.44	224,187.02
		1,070,000.00		131,600.56		3,506.88		4,171.68	1,209,279.12

Performance and Compensation Committee Report on Executive Compensation

The Performance and Compensation Committee (the “Committee”) is appointed by the Board of Directors to discharge the Board’s responsibility relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for evaluating and approving the director and officer compensation plans, policies, and programs of the Company. The Committee is charged with the responsibility to ensure that all forms of compensation to directors and executives are consistent with shareholder interests and are directly correlated with the Corporation’s financial performance and creation of shareholder value. The Performance and Compensation Committee consists entirely of independent directors who have different areas of expertise. The charter was recently revised to provide the Committee sole authority to approve, amend, or terminate compensation for directors or executives as a recommended best practice.

The Committee is responsible for:

•       Recommendation and approval of the President and CEO and executive compensation;

•       Recommendation and approval of corporate compensation strategy and philosophy;

•       Recommendation and approval of director compensation;

•       Administering the Company’s Stock Option Plan approved by the Board of Directors and shareholders during the Maine Public Service Company 2002 Annual Meeting;

•       Administering all Board-approved executive, manager, and employee incentive compensation plans;

•       Evaluating the President and CEO’s annual performance;

•       Development and monitoring of executive succession planning and executive development; and

•       Producing a report on executive compensation and a discussion and analysis for the proxy.

The Committee met on eight separate occasions during 2006 to review, discuss, and approve corporate compensation philosophies, programs, and to develop recommendations for salary adjustments for executive officers. The Committee also reviewed and recommended to the Board a specific severance policy for the reduction in force which was completed in the fall of 2006.

The Performance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management. Based on the review and discussion, the Performance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy. In August 2006, coinciding with the departure of J. Nicholas Bayne as the President and CEO, Performance and Compensation Committee Chairperson Nathan L. Grass was appointed Interim President and Chief  Executive Officer affecting Mr. Grass’s independence. As a result, Mr. Grass withdrew from the Performance and Compensation Committee. Deborah L. Gallant was appointed as Interim Chairperson of the Committee.

Performance & Compensation Committee Members:

Deborah L. Gallant, Chairperson

D. James Daigle

Robert E. Anderson

Richard G. Daigle

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and beneficial owners of more than ten percent of the Company’s Common Stock (“Reporting Person”) to file with the Securities and Exchange Commission initial reports of their status as a Reporting Person and any changes with respect to their beneficial ownership of Common Stock.

Based solely on its review of such forms received by it and the written representations of its Reporting Persons, the Company has determined that the following Reporting Persons were delinquent with respect to their reporting obligations:  J. Nicholas Bayne did not timely report stock options granted to him in June of each year from 2002 through 2006, although the transactions were reported on the Form 10-K for such year. Messrs. Richard G. Daigle and Robert E. Anderson filed late Form 4s and Form 5s for the acquisition of phantom stock units acquired under the Deferred Compensation Plan for Outside Directors for directors fees earned from 2000 through 2006. Messrs. Lance A. Smith and David N. Felch filed late Form 4s for the acquisition of phantom stock units acquired under the Deferred Compensation Plan for Outside Directors for directors fees earned from 2002 through 2006.

Business and Family Relationships and Transactions with Directors and Executive Officers

In February 2007, the Company adopted a Policy and Procedures with Respect to Related Party Transactions. This policy will be administered by the Audit Committee. The policy applies to any transaction in which the Company is a participant, the amount involved exceeds $25,000, and in which any related person has a direct or indirect interest. Any such transaction must be disclosed to and approved by the Audit Committee based on a consideration of all relevant facts and circumstances, including:

•       the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•       the availability of other sources for comparable products or services;

•       the terms of the transaction; and

•       the terms available to unrelated third parties or to employees generally.

The following transactions with related parties occurred during 2006, but none of them were deemed to affect the independence of these directors nor did they require reporting under Item 404(a) of Regulation S-K.

Richard Daigle, Chairperson of the Board of the Company, is the Chief Executive Officer of Daigle Oil Company. The Company paid $32,872 to Daigle Oil Company during fiscal year 2006 for heating oil under a contract awarded pursuant to competitive bidding.  The Company paid $2,250 to D. Gallant Management Associates, of which Ms. Deborah L. Gallant is President and CEO, for executive management assessment testing; insurance premiums of $193,192 to One Beacon for liability insurance, brokered by F. A Peabody Company, of which Mr. Robert E. Anderson is Chairman and CFO; and insurance premiums of $1,572,092 to Anthem Blue Cross of which Mr. D. James Daigle has an immediate family member employed. Mr. Robert E. Anderson also serves on the Board of Directors for Katahdin Trust Company, which has a banking relationship with the Company.

Shareholder Communications with the Board of Directors

If you would like to contact the Maine & Maritimes Corporation’s Board of Directors, you can choose one of the options listed below.

Call the Maine & Maritimes Board of Directors	Write to the Maine & Maritimes Board of Directors	Email the Maine & Maritimes Board of Directors
(877) 272-1523	MAM Board of Directors	directors@maineandmaritimes.com
(207) 760-2402	Maine & Maritimes Corporation
209 State Street
P.O. Box 789
Presque Isle, ME 04769-0789

•       Comments relating to MAM accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

•       Other concerns will be referred to the Chairperson of the Governance Committee.

•       All comments will be received and processed by the MAM Investor Relations Office and forwarded to the appropriate members of the Board of Directors.

•       You will receive a written acknowledgement from the Maine & Maritimes Corporation Investor Relations Office upon receipt of your written comments.

PROPOSAL (2)

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Vitale, Caturano & Company as the Company’s independent auditor for the current fiscal year, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, and there is no requirement that the shareholders approve the selection, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Vitale, Caturano & Company for ratification by shareholders as a matter of good corporate practice. If a majority of the shares present at the meeting do not ratify the selection, the Audit Committee will review the selection and consider alternatives in the future.

Representatives of Vitale, Caturano & Company, independent auditor for the Company for the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

STOCKHOLDER PROPOSALS FOR YEAR 2008 ANNUAL MEETING

The Securities and Exchange Commission (“SEC”) Rule 14a-8 permits stockholders to submit proposals for consideration at annual meetings of the stockholders. Any such proposals for the Company’s Annual Meeting of Stockholders to be held in 2008 must be submitted to Maine & Maritimes Corporation’s principal executive office on or before November 30, 2007, and must comply with applicable regulations of the SEC in order to be included in proxy materials relation to that meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Secretary, Maine & Maritimes Corporation, PO Box 789, Presque Isle, Maine 04769-0789. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date hereof, there are no other matters that the Company intends to present, or has reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

By Order of the Board of Directors

Patrick C. Cannon
Secretary

APPENDIX A

Maine & Maritimes Corporation
Charter for the Audit Committee
of the Board of Directors

AUDIT COMMITTEE CHARTER

COMMITTEE’S PURPOSE

The Audit Committee is to assist the Board in monitoring:

•       The integrity of the financial statements of the Company;

•       Compliance by the Company with legal and regulatory requirements;

•       The independent auditor’s qualifications and independence;

•       Performance of the Company’s independent auditors;

•       The business practices and ethical standards of the Company;

•       The appointment, compensation, retention and oversight of the work of the Company’s independent auditors;

•       The preparation of the report that the Securities and Exchange Commission requires to be included in the Company’s annual proxy statement;

•       Handling the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•       Handling and investigating confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are presented fairly and in all material respects in accordance with generally accepted accounting principles. These are the responsibility of Management and the independent auditor.

COMMITTEE MEMBERSHIP AND COMPOSITION

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) shall consist of not less than three directors, none of whom are active officers or employees of the Company. The members of the Committee shall be nominated by the Corporate Governance Committee and elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless the Board elects a Chairman, the members of the Committee shall designate a Chair by majority vote of all the Committee members.

Directors assigned to the Committee must be independent, as defined by the Securities Exchange Act of 1934, the American Stock Exchange, the Sarbanes-Oxley Act of 2002 (“SOX”) and other regulatory authorities.   Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Each member must be able to understand the Company’s financial statements and must be financially literate, as defined by the Securities and Exchange Commission. The Committee has designated one director to be the Committee’s financial expert, as defined by the Securities and Exchange Commission and the American Stock Exchange.

MEETINGS

The Committee shall meet as necessary and at least on a quarterly basis, or at the request of the Chairman, and shall report to the Board after each meeting. The Committee may meet in person or by teleconferencing. The Committee shall take action by the unanimous written consent of the members in the absence of a meeting. The Committee shall meet periodically with Management and the independent auditor in separate executive sessions.

AUTHORITY OF THE COMMITTEE

The Committee has the authority to:

•       Exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries;

•       Engage independent counsel and other advisors, as it determines necessary to carry out its duties, with appropriate funding approved by the Board of Directors;

•       Request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee.

Each member of the Committee shall be entitled to one vote, with a simple majority of those members present deciding an issue.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.   Responsibility for the Company’s Relationship with the Independent Auditor

•       Confirm and assure the independence of the independent auditors by reviewing and approving the formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1.

•       Discuss at least annually with the independent auditor the matters to be discussed by Statement of Auditing Standards No. 61—Communication with Audit Committees.

•       Solely responsible for the appointment, compensation, retention and evaluation of the independent public accounting firm conducting the annual audit and interim reviews of the Company’s books of account and records.  The independent auditor shall report directly to the Audit Committee. If the appointment of the independent auditor is submitted for ratification by stockholders, the Audit Committee shall be responsible for making the recommendation of the independent auditors.

•       Review all related party transactions to ensure they are not prohibited under regulatory requirements, specifically Sarbanes-Oxley or other regulatory requirements.

•       Review and approve proposed audit services, including scope of audit, engagement letter, and the associated fees for the current fiscal year audit.

•       The Committee will pre-approve all audit and non-audit services proposed to be undertaken by the independent auditor. With regard to non-audit services, the Committee may from time to time designate one of its members to approve such engagements, with the requirement that the person promptly report his or her decisions to the full Committee. The Committee will adhere to the rules prohibiting the performance by the independent auditors of certain specific non-audit services. With regard to services that are not prohibited by law, the Committee will carefully evaluate the effect of the performance of those services on the independence of the auditors. Where an otherwise allowable non-audit service impairs auditor independence, either in fact or appearance, it will not be approved.

At its regular meetings, the Committee will receive requests from Management for the adoption by the Committee of policies and procedures under which categories or lists of non-audit services, to be performed by the independent auditors, are deemed to be pre-approved. In addition, the Committee will review existing pre-approval policies and procedures. Policies and procedures of the Committee will be specific as to both the nature and fee limits for each service. Policies and procedures will be written in such a way that the Committee is aware of the nature of the services provided by the independent auditors, and their potential impact on independence; and no judgment is required on the part of the management to determine whether a specific service fits within a category of pre-approved services.

•       Actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

•       Keep a written record of all communications with auditors, and may request the independent auditors put their comments in writing.

•       Review, at least annually, the qualifications,  performance and independence of the independent auditors. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing:  (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any formal investigation by governmental or professional authorities regarding services provided by the firm which could effect the financial statements of the Company, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor’s independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditor and the Company.

•       Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

•       Review status of any outstanding issues from previous management letter recommendations with the independent auditors and management.

•       Review the scope of the annual external audit plan for the Company with the independent auditors and management.

B.   Financial Statement and Disclosure Matters

•       Review and approve with Management and the independent auditors prior to public dissemination, the annual audited and quarterly unaudited financial statements, the footnotes and Management’s Discussion and Analysis (MD&A). The discussion should include major issues regarding accounting, disclosure and auditing procedures and practices, as well as the adequacy of internal controls that could materially affect the Company’s financial statements. In addition, the review should include any significant estimates that exist in the financial statements, and significant accounting issues (e.g., accounting changes, unusual events, disclosure of unusual events, application of new accounting principles, general and litigation contingencies, etc.).  Based on the annual review, the Audit Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board of Directors.

•       Discuss with Management the Company’s earnings press release, as well as financial information provided to any analysts and rating agencies. Such discussion may be done generally consisting of discussing the types of information to be disclosed and the types of presentations to be made.

•       Discuss the nature of any disagreements that occurred between Management and the independent auditors with respect to any accounting or audit issue, including, but not limited to (1) any restrictions on the scope of the auditor’s activities, (2) any restriction on the access of the independent auditor to requested materials, (3) any significant disagreements with Management and (4) any audit differences that were noted or proposed by the auditor, but for which the Company’s financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between auditors and Management regarding financial reporting.

•       Discuss critical accounting policies and practices, alternative accounting treatments, the reasons for selecting such policies, and their impact on the fairness of the Company’s financial statements.

•       Discuss with Management and the independent auditor the effect on the Company’s financial statements of significant regulatory and accounting initiatives, as well as any off-balance sheet structures.

•       Discuss with Management and the independent auditors, at least annually, Maine & Maritimes Corporation’s guidelines and policies with respect to risk assessment and risk management. The Audit Committee should discuss the Corporation’s major financial risk exposures and the overall steps Management has taken to monitor and control such exposures.

•       Discuss material legal matters that may impact the financial statements (errors, irregularities, or possible illegal acts that came to the auditor’s attention.)

•       Discuss the quality of financial reporting with the independent auditors.

•       Review Management Comment Letter with the independent auditors and management.

C.   Review of Internal Controls

•       Review the Company’s process for assessing the risk of, and control strategies for, preventing fraudulent financial reporting.

•       Review programs the Company may institute to correct any material weaknesses in internal control.

D.   Compliance Oversight Responsibility

•       Review legal issues with counsel at least annually and as required, that may have a material impact on the financial statements, the Company’s compliance policies, including but not limited to, the Foreign Corrupt Practices Act, and any material reports or inquiries received from regulators or governmental agencies.

•       Review results of the Annual Report and Proxy Statement Disclosure Questionnaire completed by Directors and Officers.

•       Review the program established by Management to monitor compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics Policy.

•       The Committee has established a system for receiving complaints about financial matters, including:  the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The system is independent of Company information reporting systems. Following is the information on submitting complaints directly to the Committee:

•        The Company has purchased a third-party anonymous and confidential reporting system called Ethicspoint®. The system may be accessed by calling toll-free 1-866-384-4277, through the web site address www.ethicspoint.com, or by clicking on the Ethicspoint® icon in the Governance area of Maine & Maritimes Corporation’s web site at www.mainenandmaritimes.com.

Each complaint will be docketed, reviewed, and responded to by the Committee and any staff the Committee deems necessary. If necessary, the Committee will convene a special meeting to address complaints deemed to be urgent. In general, serious allegations relating to one of the Company’s executive officers will be addressed by the Committee immediately. The Committee Chair will review the status of all complaints at least quarterly.

Topics that may be submitted through the Company’s complaint system include, but are not limited to:

•       Allegations of fraud or deliberate error in the preparation of the Company’s financial statements;

•       Allegations of fraud or deliberate error in the review or audit of the Company’s financial statements;

•       Allegations of fraud or deliberate error in maintaining the Company’s financial records;

•       Deficiencies in internal control, or violations of internal control policies;

•       False statements by a senior officer or accountant regarding matters included in financial reports or records;

•       False statements made to independent auditors; and

•       Other information that can have a material impact on the fairness of the Company’s financial statements.

With regard to complaints received by employees, it’s against the law for the Company to penalize the employee in any way based upon lawful actions of the employee with respect to good faith reporting of a complaint. The Committee will take steps to ensure that employee rights in this regard are respected.

II.   Other

•       Oversight of the preparation and filing of all required communications with shareholders.

•       Oversight and preparation of the report required by the Security and Exchange Commission’s proxy rules to be included in the Company’s annual proxy statement. (refer to Sarbanes- Oxley Section 1401)

•       Carry out an annual performance evaluation of the audit committee.

•       Keep records which reflect the Committee’s actions, and report to the Board after each meeting of the Committee concerning the activities thereof.

•       Meet with the independent auditors and Management in separate executive sessions to discuss matters that the Committee or the other parties believe should be discussed privately.

•       Carry out other duties as may be delegated to it from time to time by the Board.

•       Annually review and update the Charter to comply with regulatory guidelines.

APPENDIX B

Maine & Maritimes Corporation
Charter for the Corporate Governance Committee
of the Board of Directors

Corporate Governance Committee Charter

COMMITTEE’S PURPOSE

The Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors  (the “Board”) to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-evaluations by the Board  and self-evaluate itself annually, and assists the Board of Directors in fulfilling its responsibilities with respect to the manner in which the Board conducts its stewardship of Maine & Maritimes Corporation, (the “Company”).

COMMITTEE MEMBERSHIP

The Committee members shall be appointed, and may be replaced, by the Board. The Committee shall consist of three to five members of the Board of Directors. These members shall meet the independence standards as specified in the Company’s Corporate Governance Guidelines, which have been adopted by the Board with reference to the rules of the American Stock Exchange and the Securities and Exchange Commission.

The Board will designate one member of the Committee as its chairperson.

MEETINGS

The Committee shall meet as often as necessary to carry out its responsibilities, but will meet no less than three times a year. Any Committee member may request the Chairperson of the Committee to call a special meeting as required. At the request of its members, the Committee may close each meeting with an Executive Session. The Chairperson of the Committee will report orally to the full Board on the results of these meetings. The Committee may invite to its meetings other Directors, Company Management and other such persons as the Committee deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to enable it to carry out its responsibilities.

Roles and Responsibilities

The Committee has the following duties:

General

1.                Develop principles of corporate governance and recommend them to the Board for its approval.

2.                Review annually the Corporate Governance Guidelines approved by the Board to insure that they remain relevant and are being complied with, recommending any proposed changes to the Board for approval.

3.                Recommend to the Board of Directors for their approval any changes to By-laws caused by changes in legislated regulations.

4.                Consult with the Chairperson and Chief Executive Officer in carrying out the duties of the Committee.

Shareholders

5.                Review periodically the Articles of Incorporation and By-laws of the Company and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholders rights.

6.                Review the procedures and communication plans for shareholder meetings to ensure that the rights of shareholders are fully protected, that required information on the Company is adequately presented and the meeting promotes effective communication between the Company and its shareholders on matters of importance.

7.                Recommend to the Board ways and means for the Board and Management of the Company to communicate with shareholders between general meetings of the shareholders.

8.                Provide for a process for shareholders to communicate directly with directors. Shareholders of the Company may send email to directors@maineandmaritimes.com, write to Board of Directors Maine & Maritimes Corporation, PO Box 789, Presque Isle, ME  04769-0789, or call the Office of Investor Relations at (207) 760-2402 and leave a message for the Board to respond to. All shareholder communications relating to MAM accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will be referred to the Chairperson of the Governance Committee. All complaints and concerns will be received and processed by the MAM Investor Relations Office.  Shareholders will receive a written acknowledgement from the Maine & Maritimes Corporation Investor Relations Office upon receipt of their written complaint or concern.

Board Composition

9.                Review the composition and size of the Board in order to ensure the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds.

10.         Determine the criteria for selection of the Chairperson, Board members and Board committee members.

11.         Review Board policies on age and term limits for Board members.

12.         Plan for continuity on the Board as existing Board members retire or rotate off the Board.

Board Nomination Responsibilities

13.         With the participation of the Chairperson and President and CEO, make recommendations to the Board on persons to be newly nominated for election as members of the Board of Maine & Maritimes Corporation and members of subsidiary Boards.

14.         Consider nominees submitted by stockholders for the board of directors and make recommendations to the board who may, in turn, nominate the candidates for election by the stockholders.

•        Stockholder nominations of directors, intended for inclusion in the next year’s proxy and proxy statement must be submitted to the Clerk of the Company, PO Box 789, Presque Isle, ME  04769-0789. The Clerk will forward such nominations to the corporate governance committee. Nominations received from stockholders after the first week of December of the year preceding the next proxy are not required to be considered at the next annual meeting.

15.         Prepare and annually review succession plans for the Chairperson in case of his resignation, retirement or death.

16.         The full Board will work with the Committee to recommend and evaluate potential successors to the President and CEO during search processes.

17.         Evaluate the performance of current Board members proposed for reelection, and recommend to the Board as to whether members of the Board should stand for reelection.

•        Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s:  (a) Board and committee meeting attendance and performance; (b) length of Board service; (c) experience, skills and contributions that the existing director brings to the Board; and (d) independence.

18.         Review and recommend to the Board an appropriate course of action upon the resignation of current Board members.

•        In the event that a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the stockholders’ annual meeting.

•        A director nominee shall meet the director qualifications specified in the Company’s Corporate Governance Guidelines, including that the director nominee possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders.

•        The committee shall have the sole discretion and authority to retain any search firm to assist in identifying director candidates, retain outside counsel and/or any other internal or external advisors and approve related fees and retention terms.

Evaluation

19.         The Committee shall develop and recommend to the Board for its approval an annual self-evaluation process for the full Board that will be conducted and overseen by the Committee. The Committee shall report to the full Board, following the end of each fiscal year, the results of the annual self-evaluation, including any comments from the self-evaluations. However, any comments from the self-evaluations regarding individual directors shall be reported to the

Chairperson, and President and CEO and if necessary, to the relevant committee chairperson.

20.         The Committee shall oversee the process of self-evaluation by each director annually, as well as annually review its own performance by distributing to its members a written self-assessment.

Board Committees

21.         Periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees.

22.         Recommend to the Board persons to be members of the Board committees.

•        Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director’s independence, if required, skills, Board committee meeting attendance, performance and contribution, and his or her fulfillment of committee responsibilities.

•        If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills, and who is independent, if required by the committee charter, to be appointed to fill the vacancy.

23.         Ensure that each Board Committee is comprised of members suitable for the tasks of the Committee and that each Committee conducts the required number of meetings and makes sufficient reports to the Board on its activities and findings.

Conflicts and Other Directorships

24.         Review directorships and consulting agreements of Board members for conflicts of interest. All members of the Board are required to report directorships and consulting agreements to the corporate general counsel.

25.         Clear actual and potential conflicts of interest a Board member may have, and issue to a Board member having an actual or potential conflict of interest, instructions on how to conduct him/herself in matters before the Board which may pertain to such a conflict.

General

26.         Take such other actions regarding the manner of governance of the Company, including the adoption of principles of corporate governance, from time to time that are in the best interests of the Company and its stakeholders, as the Committee shall deem appropriate.

27.         Any concerns regarding non-financial matters that are reported to the Company’s anonymous reporting hotline (“Ethicspoint”) that the Audit Committee refers to the Committee shall be reviewed and investigated by the Committee.

28.         The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

APPENDIX C

Maine & Maritimes Corporation
Charter for the Performance and Compensation Committee
of the Board of Directors

COMMITTEE’S PURPOSE

The Performance and Compensation Committee (the “Committee”) is appointed by the Board to discharge the Board’s responsibilities relating to compensation and performance of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Committee is also responsible for producing a report on executive compensation and a compensation discussion and analysis for inclusion in the Company’s proxy statement. The Committee is charged with the responsibilities to ensure that all forms of compensation to Directors and executives are consistent with shareholder interests and are directly correlated with the Corporation’s financial performance and creation of shareholder value.

COMMITTEE MEMBERSHIP

The Performance and Compensation Committee membership shall consist of at least three directors, all of whom shall (a) meet the independence requirements adopted by the Board of Directors with reference to the requirements of the American Stock Exchange and the Securities and Exchange Commission and applicable laws, regulations and listing requirements, (b) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (c) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Appointment to the Committee, including designation of the Chairperson of the Committee, shall be nominated on an annual basis by the Corporate Governance Committee and elected by the full Board of Directors. The Board may remove any member from the Committee at any time with or without cause.

MEETINGS

The Committee shall meet as often as necessary to carry out its responsibilities, but at least four times a year. The Committee may also take action without a meeting by unanimous written consent. Meetings of the Compensation Committee shall be held at such times and places as the Compensation Committee shall determine. When necessary, the Committee shall meet in executive session outside the presence of any senior executive officer of the Company. The Committee will cause to be kept adequate minutes of all of its proceedings, and will report on its actions and activities at the next scheduled meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous written consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the By-laws of the Company, or (c) the laws of the State of Maine.

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. If a compensation consultant is to assist in the evaluation of Director, President and CEO, or senior executive compensation, the Performance and Compensation Committee has the sole authority to retain and terminate the consulting firm, including sole authority to approve the firm’s fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all the necessary steps to preserve the privileged nature of those communications. The Committee may delegate authority to one or more designated members of the Committee to perform any of the duties and responsibilities described below.

COMMITTEE DUTIES & RESPONSIBILITIES

1.                Chairperson and/or President and Chief Executive Officer:   The Committee shall review and approve corporate goals and objectives relevant to the President and CEO’s compensation. In determining the long-term incentive component of the Chairperson and/or the President and Chief Executive Officer compensation, the Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards at comparable companies, and the awards given to chairpersons and president and chief executive officers in past years. The Committee shall annually review and evaluate, including a written evaluation, the Chairperson and/or President and Chief Executive Officer’s performance in light of those goals and objectives. The Committee shall have the sole authority to approve, amend or terminate these goals and objectives for the Chairperson and/or President and Chief Executive Officer of the Company and to determine all compensation levels based on this evaluation, including the following: (a) annual base salary, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special supplemental benefits, except as provided in Item 5 of this Charter.

2.                Other Executives:   The Committee shall annually review and have sole authority to approve, amend, or terminate for the executives of the Company (other than the Chairperson and/or President and Chief Executive Officer) all compensation, including, (a) the annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special supplemental benefits, except as provided in Item 5 of this Charter. The Committee may solicit and, if received, may accept or reject the recommendation of the President and Chief Executive Officer with respect to the foregoing. The Committee shall also review and monitor Management’s compensation and the President and CEO’s plan for Management development.

3.                Directors:   The Committee shall have the sole authority to approve, amend, or terminate for directors (a) the annual compensation, and (b) any additional compensation for service on committees of the Board, service as a committee chairperson, service as a presiding director of the executive sessions of the Board, meeting fees or any other benefit payable by virtue of the Director’s position as a member of the Board of Directors, except as provided in Item 5 of this Charter. Corporate policy is to maintain Director’s compensation in line with peer companies of similar size.

4.                Compensation Plans and Philosophy:   The Committee shall review and approve the overall corporate compensation strategy and philosophy, overseeing the development of new compensation plans, and, when necessary, approve the revision of existing plans.

5.                Ratification Required by the Board:   The following shall be presented as a recommendation to the full Board and approved by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to stockholders of the Company for approval, and (ii) any approval, amendment or termination and/or lapse of change in control agreements/provisions related to the Directors or Officers of the Company. In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for approval. For the purpose of this Charter, a “non-qualified equity compensation plan” shall mean any plan that does not meet the requirements of

Section 401(a) or 423 of the Internal Revenue Code, as amended or the definition of an “excess benefit plan within the meaning of Section 3(36) of the Employee Retirement Security Act.

6.                Proxy Statement:   The Committee shall produce a report on executive compensation and a compensation discussion and analysis (“CD&A”) for inclusion in the Company’s Proxy Statement. The Committee shall recommend to the full Board that the CD&A be included in the Proxy Statement or shall disclose to the full Board the reasons that it cannot make such a recommendation.

7.                Succession Planning:   The Committee shall make reports as necessary to the Board on emergency, as well as expected succession plans for the President and CEO and other executive officers.

8.                Competitive Compensation Policy:   The Committee shall annually review market data to assess the Company’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing market data for appropriate peer companies.

9.                Cash Effect:   The Committee shall monitor the cumulative cash effect on the Company caused by bonus and other cash-based incentive plans of the Company, especially in relation to the Company’s net income for the applicable year(s).

10.         Stock Ownership Policy:   The Committee shall establish and monitor the stock ownership policy with regard to Officers and Directors of the Company and monitor compliance with this policy.

11.         Executive Session:   The Committee shall determine which Officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

12.         Report to the Board:   Following each action by the Committee, the Committee shall make a report to the full Board at the next regularly scheduled meeting of the full Board.

13.         Charter Review:   The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance by distributing to its members a written self-assessment. The results of such self-assessment shall be presented to the Board of Directors at its next meeting.

14.         Delegation/Written Consent:   The Committee may form and delegate authority to subcommittees, when it determines such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members. The Committee may not delegate its duties except to a subcommittee of its members.

15.         Additional Activities:   The Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties, or as requested by the Board.

MAINE & MARITIMES CORPORATION ANNUAL MEETING
MAY 8, 2007—9:30 A.M.
G. Melvin Hovey Operations Center, Maine Public Service Company,
10 Parkhurst Siding Road, Presque Isle, Maine 04769

DIRECTIONS

From South:

Travel north on I-95 to Houlton, turn left from the exit ramp onto Rte. US-1. Follow Rte. US-1 north into Presque Isle (approximately 46 miles from Houlton). Turn right at the eighth traffic signal in Presque Isle, beyond Pizza-Hut, and proceed along Rte. 167, approximately 3 miles. Turn left onto the Parkhurst Siding Road, Rte. 205, just beyond Maine Public Service Company’s electrical substation. The meeting will be held in the conference room located on the first floor of the G. Melvin Hovey Operations Center, a brick building at the left along Rte. 205.

From North:

Travel South on Rte. US-1, cross the Aroostook River Bridge into Presque Isle, and turn left at the second traffic signal, just beyond the main entrance to the Aroostook Centre Mall. Proceed along Rte. 167, approximately 3 miles. Turn left onto the Parkhurst Siding Road, Rte. 205, just beyond Maine Public Service Company’s electrical substation. The meeting will be held in the conference room located on the first floor of the G. Melvin Hovey Operations Center, a brick building at the left along Rte. 205.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A                   Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.                  Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Richard G. Daigle	☐	☐	02 - David N. Felch	☐	☐	03 - Brian N. Hamel	☐	☐

		For	Against	Abstain
2.	Ratification of the selection of Vitale, Caturano & Company as the Company’s Independent Auditors for 2007.	☐	☐	☐

B                   Non-Voting Items

Change of Address—Please print your new address below.

C                   Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

NOTE: Please sign name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Maine & Maritimes Corporation

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders
Of Maine & Maritimes Corporation—May 8, 2007, at 9:30 a.m. to be held at:
G. Melvin Hovey Operations Center
Maine Public Service Company
10 Parkhurst Siding Road, Presque Isle, ME 04769

The undersigned hereby appoints Patrick C. Cannon, Secretary and Clerk, and Michael I. Williams, Assistant Secretary; or any one or more of them, attorneys in fact and proxies, with the full power of substitution and revocation of each, for and on behalf of the undersigned and with all the powers the undersigned would possess if personally present, to vote upon all matters coming before the Annual Meeting and any adjournment thereof all shares of Common Stock of Maine & Maritimes Corporation that the undersigned would be entitled to vote at such meeting.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when duly executed proxy is returned, such shares shall be voted “FOR all nominees” in Proposal 1 and “FOR” Proposal 2.